Exhibit j
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 33-19228 on Form N-1A of our report dated December 14, 2007, relating to the financial statements and financial highlights of Calamos Government Money Market Fund, a portfolio of Calamos Investment Trust, appearing in the Annual Report to Shareholders for the fiscal period ended October 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.
DELOITTE & TOUCHE LLP
Chicago, Illinois
December 28, 2007